[Exhibit 99.1]

8000 Virginia Manor Road Suite 140 Beltsville, MD 20705 (301) 617-9080 (301) 617-9075 fax

STRICTLY CONFIDENTIAL SHAREHOLDER COMMUNICATION
NOT FOR PUBLIC DISTRIBUTION

May 14, 2007

Dear Investors,

I am pleased to inform you that MetaMorphix, Inc. (“MetaMorphix” or the “Company”) is working with two U.K.-based financial advisors to assist the Board of MetaMorphix in evaluating a public listing of the Company’s shares on AIM, a market operated by the London Stock Exchange plc (“AIM”). As part of this public listing, we intend to raise between U.S. $25 million and $40 million through an offering of common stock (the “Offering”). The Offering would not be registered with the SEC because we will be relying on one or more exemptions from registration. Although there can be no assurance at this time that we will be able to successfully complete the Offering, we believe we have assembled a highly respected group of financial institutions to assist us in this process. We are in the process of finalizing the engagement of two investment firms in the U.K. to act as the nominated advisor (“NOMAD”), joint financial advisers and lead and co-broker for a U.K. fundraising and AIM listing. All companies whose shares are listed on AIM are required to appoint a NOMAD, who acts as both a financial advisor to a company and provides the regulatory oversight required by the London Stock Exchange plc. The two firms are well-regarded and highly selective investment firms that have played the role of financial advisor for a number of AIM-listed companies.

To enhance the liquidity to be provided by the Offering, we are also in the process of identifying a U.S. broker with a U.K. affiliate in order to facilitate sales on the AIM market by our U.S. shareholders of our common stock after completion of the Offering.

As many of you may know, AIM is quickly becoming an attractive stock exchange for companies to list, including many companies not domiciled in the United Kingdom. We have studied the relative benefits of conducting the Offering and listing our shares on AIM versus an offering in the United States. We have found that there are some particular advantages for us to conduct the Offering and AIM listing.

  First, the relative time period and associated costs of an offshore offering and concurrent AIM listing make an AIM listing a highly viable option compared to a similar U.S. offering and listing.

  Second, conducting an offshore offering will permit us to continue to seek to raise additional capital during a significant portion of the offering process.

  Third, based on our potential market capitalization, we will be a mid-market sized company on AIM where we are likely to receive more attention and notice.

  Finally, we believe that research analyst coverage, which will be critical to building shareholder value, will be easier to achieve as an AIM-listed company than as a U.S.-listed company. We believe that analysts covering AIM-listed companies have a broad focus and are accustomed to reporting on companies having market capitalizations of the size we expect to have.

As a successful Offering will depend upon a number of factors, including favorable market conditions at the time of the Offering, our intended lead broker recently arranged a series of meetings for us to meet with financial institutions in London to determine the viability of the Offering. The feedback from these meetings has been positive and we are now working towards progressing the proposed Offering and AIM listing as quickly and efficiently as possible.

As noted in our February 6, 2007 letter to investors, MetaMorphix is excited to have begun the process of commercializing products based on predictive genetic markers that we have developed for the cattle, swine and canine markets. In the beef cattle market, we and our collaboration partner, Cargill have begun commercializing predictive markers to feedlots (Tru-Gain and Tru-Marbling) and to breeders and cow/calf operators (Tru-Marbling and Tru-Tenderness). In the swine market, Monsanto licensed our genomic technology to develop a new breed of pigs for which we are entitled to a substantial royalty on their revenues. In January 2007, Monsanto began selling the GX Terminal Sire line of pigs employing our genomic technology. Finally, during February 2007, we began selling our Canine Heritage product which can distinguish canine breeds in mixed breed canines. It is important to recognize that the commercialization of the products for the beef cattle and canine market sectors requires significant capital which we currently do not have at our disposal. Management believes that completing the financing associated with an AIM listing is critical to the successful commercialization of our two new products and for our prospects of achieving profitability.

Our financial advisors have undertaken and continue to undertake significant amounts of due diligence on the Company. In particular, they have studied our capital structure and have advised us that in order to achieve a successful transaction and listing a number of actions need to be taken prior to commencing the Offering. First, they have advised us that all shares of our preferred stock (Series A through Series G), all of our 12.5% Convertible Notes, and a minimum of 85% of our 10% Convertible Notes must convert into common stock upon completion of the Offering and AIM listing. In addition, they have advised us that the ratchet provisions contained in our Series E preferred stock and 12.5% Convertible Notes are so dilutive that they seriously jeopardize our ability to complete the Offering and AIM listing.

We have been advised that achieving certainty of conversion and acceptable conversion terms will maximize our ability to raise capital on attractive terms as it will simplify our capital structure and remove most of the debt that is currently on our balance sheet. Therefore, we have enclosed an Investor Consent and Acknowledgment that provides for the following:

  The closing of the Offering and subsequent admission to AIM will result in automatic conversion of each share of our preferred stock, all of our 12.5% Convertible Notes, and a minimum of 85% of our 10% Convertible Notes and;

  Each share of our Series A, Series B, Series C, Series D and Series F preferred stock will convert into common stock on a one for one basis automatically upon completion of the Offering and AIM listing;

  Each share of our Series E preferred stock and Series G preferred stock and all of our 12.5% Convertible Notes will convert into common stock at a conversion price equal to the lesser of $4.00 or the Offering price;

  A minimum of 85% of our 10% Convertible Notes will convert into common stock at a conversion price equal to the lesser of $4.00 or 70% of the Offering price; and

  Those shareholders who convert will agree to a customary 180 day lockup of their shares.

In order to secure the automatic conversion and/or amendment of all of our outstanding preferred stock and convertible notes upon the closing of the Offering, we will need holders owning an aggregate of the following percentage of shares of preferred stock or principal amount of convertible notes to agree to conversion and/or amendment (i.e., so long as we obtain consent in the percentages listed below (other than for the 10% Convertible Notes) 100% of the applicable series of preferred stock or convertible notes will be automatically converted into common stock upon the closing of the Offering):

  Series A - 85%

  Series B - 85%

  Series C - 85%

  Series D - 85%

  Series E - 75%

  Series F - 50%

  Series G - 50%

  12.5 % Convertible Notes – 66.66%

  10% Convertible Notes – 85%*

*Since there is no existing percentage requirement for conversion of the 10% Notes, we have been advised that in order to successfully complete the Offering, we will need to obtain consent from at least 85% of all 10% Notes to convert at the time of the Offering.

The conversion and/or amendment of our preferred stock and convertible notes shall not occur unless we obtain the requisite consents (in the specified percentages) for each class of preferred stock or the convertible notes set forth above.

We are very pleased to have advanced MetaMorphix to this point in terms of commercialization and a potential Offering and AIM listing. However, you should be aware that our current financial condition makes it imperative that we are able to complete the Offering as soon as possible. At present, we are insolvent, as our liabilities exceed our assets. In addition our auditors, as in earlier years (2004-2005), have issued a going concern qualification to their audit report on our 2006 financial statements. We strongly encourage you to review our Annual Report on Form 10-KSB for the year ended December 31, 2006, that we have filed with the SEC, which includes our 2006 financial statements, including the auditors’ report.

If we cannot complete the Offering, we will be forced to continue to attempt to raise capital on what we believe may be increasingly unfavorable terms, and we may not be able to raise additional funds at all. This will slow commercialization of some of our technology. If we cannot complete the Offering, we may be forced to seek bankruptcy protection.

After careful and diligent study our Board and management has concluded that proceeding with the proposed Offering and AIM listing, with the conversion terms described above, will be in the best interest of all shareholders and provide the best opportunity to achieve the growth and earnings potential for the technology which the Company has developed. In order to do that, we need your support. Therefore, please sign and return your Investor Consent and Acknowledgment as soon as possible.

We would be grateful if you would sign the Investor Consent and Acknowledgment and return it to us no later than June 15, 2007.

I thank you for your continued support.

Sincerely,

Edwin C. Quattlebaum, Ph.D.
Co-Chairman, President and Chief Executive Officer

The securities to be offered in the Offering have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This letter is being sent pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Certain statements in this document are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential,” among others. These forward-looking statements are based on MetaMorphix, Inc.’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, MetaMorphix, Inc. notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect our results of operations, financial condition and cash flows include the factors described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2006, which we have filed with the SEC and which is available on the SEC’s website at www.sec.gov.